Exhibit 12.2
                                   JAMES RIVER CORPORATION of Virginia
                                             and Subsidiaries

       COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (a)
                                        (Dollar amounts in 000's)


                                                             Fiscal Year Ended
                                   April       April     December    December     December     December
                                30, 1989    29, 1990     30, 1990    29, 1991     27, 1992     26, 1993
                               (53 weeks)  (52 weeks)   (35 weeks)  (52 weeks)   (52 weeks)   (52 weeks)
                                                              (b)                    (c,d)          (d)
Pretax income (loss) from
 continuing operations,
 before minority interests      $446,954    $371,501     $ 44,352    $115,170    $(182,817)    $ 14,115

 Add:
  Interest charged to
   operations                    171,964     198,743      133,716     191,344      192,962      183,035
  Portion of rental
   expense representative
   of interest factor
  (assumed to be one-third)       19,900      23,400       15,100      19,891       19,426       19,094
    Total earnings, as
     adjusted                   $638,818    $593,644     $193,168    $326,405    $  29,571     $216,244
Fixed charges and preferred
 stock dividends:
 Interest charged to
  operations                    $171,964    $198,743     $133,716    $191,344    $ 192,962     $183,035
 Capitalized interest             28,793      25,475       10,759      31,740       12,778        5,291
 Pretax earnings require-
  ment for preferred
  dividend coverage               36,727      35,839       27,190      41,735       40,540       57,287
 Portion of rental expense
  representative of
  interest factor
  (assumed to be one-third)       19,900      23,400       15,100      19,891       19,426       19,094
    Total fixed charges
     and preferred stock
     dividends                  $257,384    $283,457     $186,765    $284,710    $ 265,706     $264,707
Ratio                               2.48        2.09         1.03        1.15           --           --
See accompanying footnote explanations.

                             JAMES RIVER CORPORATION of Virginia
                                      and Subsidiaries

       COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
                                        STOCK DIVIDENDS (a)
                                  (Dollar amounts in 000's)


                                                          Quarter Ended
                                                    March 28,      March 27,
                                                         1993           1994
                                                    (13 weeks)     (13 weeks)
                                                           (d)            (d)
     Pretax income (loss) from continuing operations,
       before minority interests                     $(17,121)      $(11,661)

       Add:
         Interest charged to operations                50,241         52,203

         Portion of rental expense representative of
           interest factor (assumed to be one-third)    4,857          4,773

           Total earnings, as adjusted               $ 37,977       $ 45,315

     Fixed charges and preferred stock dividends:
       Interest charged to operations                $ 50,241       $ 52,203

       Capitalized interest                             1,497            507

       Pretax earnings requirement for preferred
         dividend coverage                             14,052         13,961

       Portion of rental expense
         representative interest factor
         (assumed to be one-third)                      4,857          4,773

           Total fixed charges and preferred
             stock dividends                         $ 70,647       $ 71,444

     Ratio                                                 --             --
          See accompanying footnote explanations.

                    JAMES RIVER CORPORATION of Virginia
                              and Subsidiaries

    NOTES TO COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                       AND PREFERRED STOCK DIVIDENDS


(a) In computing the ratio of earnings to combined fixed charges and preferred stock dividends, earnings consist of income before income taxes, minority interests, and fixed charges excluding capitalized interest. Fixed charges consist of interest expense, capitalized interest, and that portion of rental expense (one-third) deemed representative of the interest factor. Fixed charges are increased by the preferred stock dividend requirements of James River adjusted to amounts representing the pretax earnings which would be required to cover such dividend requirements. Earnings and fixed charges also include the Company's proportionate share of such amounts for unconsolidated affiliates which are owned 50% or more and distributed income from less than 50% owned affiliates.

(b) During 1990, the Company changed its fiscal year from one ending on the last Sunday in April to one ending on the last Sunday in December. During this period, the Company initiated an operational restructuring program designed to focus the Company's operations on those businesses in which it commands a substantial market share and which are less cyclical. In connection with that program, the Company recorded a $200 million pretax charge which has been included in the calculation of the ratio of earnings to combined fixed charges and preferred stock dividends for this period.

(c) During 1992, the Company initiated a productivity enhancement program and recorded a $112 million pretax charge which has been included in the calculation of the ratio of earnings to combined fixed charges and preferred stock dividends for this year.

(d) For the following periods, earnings were inadequate to cover combined fixed charges and preferred stock dividends, and the amounts of the deficiencies were: year ended December 27, 1992 - $236.1 million; year ended December 26, 1993 - $48.5 million; quarter ended March 28, 1993 - $32.7 million; and quarter ended March 27, 1994 - $26.1 million.